Exhibit 99.2

Boyd Gaming Corporation To Launch Tender Offer For $250 Million In Senior
Subordinated Notes

Las Vegas, Nevada, December 12, 2002 — Boyd Gaming Corporation (NYSE: BYD) today announced that it intends to commence a cash tender offer to purchase all of its outstanding $250 million aggregate principal amount of 9.50% senior subordinated notes due 2007.

Under the terms of the proposed offer, the total consideration to be paid for each note validly tendered prior to 5:00 p.m. New York City time, on December 30, 2002 and accepted for payment will be $1,047.50 per $1,000.00 of principal amount, plus accrued and unpaid interest. The total consideration for each note tendered includes an early tender premium of $10.00 per $1,000.00 of principal amount of notes tendered prior to 5:00 p.m., New York City time, on December 30, 2002. Holders that tender their notes after that time but prior to the expiration of the tender offer will receive $1,037.50 per $1,000.00 of principal amount of notes validly tendered and accepted for payment, plus accrued and unpaid interest.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on January 14, 2003, unless extended or earlier terminated. Tenders of notes made prior to 5:00 p.m., New York City time, on December 30, 2002, may not be validly withdrawn or revoked, unless the Company reduces the tender offer consideration or the principal amount of notes subject to the tender offer or is otherwise required by law to permit withdrawal. Tenders of notes made after 5:00 p.m., New York City time, on December 30, 2002, may be validly withdrawn at any time until 5:00 p.m., New York City time, on the expiration date.

The tender offer will be conditioned upon the consummation of the Company’s proposed issuance of senior subordinated notes due 2012, regulatory approvals and certain other conditions. The Company currently intends to call for redemption, in accordance with the indenture governing the 9.50% senior subordinated notes due 2007, all such notes that remain outstanding, as soon as practicable upon consummation of the Company’s proposed issuance of its senior subordinated notes due 2012, at the applicable price of $1,047.50 per $1,000.00 of principal amount thereof, plus interest accrued and unpaid to the redemption date.

Lehman Brothers and Deutsche Bank Securities will serve as the Dealer Managers for the tender offer. Questions regarding the tender offer may be directed to Lehman Brothers, Attention: Rad Antonov, at (212) 528-7581 or (800) 438-3242 (toll free). Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at (800) 628-8510.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms of an Offer to Purchase and related Letter of Transmittal. The company reserves the right to revise the terms of the tender offer prior to its commencement. This press release shall not constitute a notice of redemption of the notes.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s safe harbor compliance statement for forward-looking statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission.